Exhibit 99.2

Perma-Fix Reports Adjusted EBITDA (as Defined Below) of $2.9 Million and
Net Income from Continuing Operations of $1.3 Million or $0.12 Per Share
for the Third Quarter of 2015

Services Segment Revenue Increases 53.4% versus the Third Quarter of 2014

ATLANTA – November 4, 2015 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced results for the third quarter ended September 30, 2015.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “I am pleased to report another quarter of profitability with $2.9 million of adjusted EBITDA and $1.3 million, or $0.12 per share, of net income from continuing operations. Importantly, we continue to see growth in our Services Segment, with revenue increasing 53.4% compared to the same period last year. We also experienced another solid quarter in our Treatment Segement, albeit slightly less than the same period last year due to the timing of waste shipments which is normal in our business. Looking ahead, we believe that our prior guidance of adjusted EBITDA in the range of $6 million to $7 million for 2015 can be achieved based on our estimated performance for the fourth quarter of 2015. I am especially pleased that our results are producing improved liquidity as evidenced by our cash flow from operations, working capital and debt reduction.”

“We are also making continued progress advancing our new process for the production of Technetium-99m (“Tc-99m”). We recently announced that we completed another successful scale-up of our process, which confirmed our proprietary resin could withstand higher levels of radiation, up to 6 curies, while providing clinically useful doses of Tc-99m. We believe we have now overcome nearly all the technical hurdles and required validation testing related to our resin. As a result, we have received positive feedback from the industry and are actively evaluating potential industry partners, while finalizing our strategy for U.S. Food and Drug Administration (“FDA”) and European Medicines Agency (“EMA”) submission. We will provide additional updates on our strategy as they become available.”

Financial Results

Revenue for the third quarter of 2015 was $17.3 million versus $16.9 million for the same period last year. Revenue for the Treatment Segment was $10.9 million compared to $12.7 million for the same period in 2014. In 2014, the Treatment Segment received waste which required a short processing deadline and thus produced higher revenue in the third quarter of 2014. Revenue from the Services Segment was $6.4 million versus $4.2 million for the same period in 2014.The increase in revenue was the result of increased commercial revenue.

Gross profit for the third quarter of 2015 was $4.9 million versus $5.6 million for the third quarter of 2014. Gross margin decreased to 28.6% for the three months ended September 30, 2015 from 33.0% for the same period last year primarily resulting from reduced revenue in our Treatment Segment.

Operating income for the third quarter of 2015 was $1.5 million as compared to an operating income of $2.6 million for the third quarter of 2014. Net income attributable to common stockholders for the third quarter of 2015 was $1.1 million or $0.09 per share, versus a net income of $1.9 million or $0.16 per share for the same period in 2014.

The Company’s Adjusted EBITDA was $2.9 million from continuing operations for the quarter ended September 30, 2015, as compared to Adjusted EBITDA of $3.8 million for the same period of 2014. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and impairment charges on goodwill. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and nine months ended September 30, 2015 and 2014.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2015	2014	2015	2014
Income (loss) from continuing operations	$1,284	$2,344	$(322)	$(3,720)

Adjustments:
Depreciation & amortization	912	973	2,821	3,282
Interest income	(16)	(7)	(36)	(20)
Interest expense	124	138	390	505
Interest expense - financing fees	56	52	171	133
Income tax expense	53	30	124	90

EBITDA	2,413	3,530	3,148	270

Research and development costs related to
Medical Isotope project	527	229	1,354	548
Impairment loss on goodwill	—	—	—	380

Adjusted EBITDA	$2,940	$3,759	$4,502	$1,198

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses and research and development costs related to our Medical Isotope project:

	Three Months Ended		Nine Months Ended
	September 30, 2015		September 30, 2015
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$10,866	$6,443	$31,702	$15,562
Gross profit	3,696	1,250	8,265	2,190
Segment profit	2,681	507	5,124	265

	Three Months Ended		Nine Months Ended
	September 30, 2014		September 30, 2014
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$12,705	$4,200	$29,773	$10,333
Gross profit	4,943	638	6,379	853
Segment profit (loss)	3,985	10	2,977	(1,981)

Conference Call

Perma-Fix will host a conference call at 11:00 AM ET November 4, 2015. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or 201-689-8565 for international callers. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight November 11, 2015, and can be accessed by calling: 877-660-6853 (U.S. callers) or 201-612-7415 (international callers) and entering conference ID: 13624187.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Through Perma-Fix Medical S.A., our majority-owned Polish subsidiary, we have also developed a new process to produce Tc-99m, a widely used medical isotope in the world. The new process is expected to solve worldwide shortages of Tc-99m as it is less expensive, does not require the use of government-subsidized, weapons-grade materials and can be easily deployed around the world.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: adjusted EBITDA in the range of $6 million to $7 million for 2015; benefits of our Tc-99m process; and strategy for FDA and EMA approvals of our Tc-99m process. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technology; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; commercialization of Tc-99m; and the “Risk Factors” discussed in, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2014 Form 10-K and Forms 10-Q for quarters ended March 31, 2015, June 30, 2015, and September 30, 2015. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2015	2014	2015	2014

Net revenues	$17,309	$16,905	$47,264	$40,106
Cost of goods sold	12,363	11,324	36,809	32,874
Gross profit	4,946	5,581	10,455	7,232

Selling, general and administrative expenses	2,887	2,733	8,663	8,916
Research and development	583	253	1,500	941
Impairment loss on goodwill	—	—	—	380
Gain on disposal of property and equipment	(23)	(25)	(23)	(41)
Income (loss) from operations	1,499	2,620	315	(2,964)

Other income (expense):
Interest income	16	7	36	20
Interest expense	(124)	(138)	(390)	(505)
Interest expense - financing fees	(56)	(52)	(171)	(133)
Foreign currency loss	(2)	—	(7)	—
Other	4	(63)	19	(48)
Income (loss) from continuing operations before taxes	1,337	2,374	(198)	(3,630)
Income tax expense	53	30	124	90
Income (loss) from continuing operations, net of taxes	1,284	2,344	(322)	(3,720)

(Loss) income from discontinued operations, net of taxes	(377)	(473)	(1,313)	1,633
Net income (loss)	907	1,871	(1,635)	(2,087)

Net loss attributable to non-controlling interest	163	—	487	—

Net income (loss) attributable to Perma-Fix Environmental
Services, Inc. common stockholders	$1,070	$1,871	$(1,148)	$(2,087)

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - basic:
Continuing operations	$.12	$.20	$.01	$(.32)
Discontinued operations	(.03)	(.04)	(.11)	.14
Net income (loss) per common share	$.09	$.16	$(.10)	$(.18)

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - diluted:
Continuing operations	$.12	$.20	$.01	$(.32)
Discontinued operations	(.03)	(.04)	(.11)	.14
Net income (loss) per common share	$.09	$.16	$(.10)	$(.18)

Number of common shares used in computing net income (loss) per share:
Basic	11,526	11,449	11,506	11,434
Diluted	11,561	11,490	11,542	11,434

The accompanying notes are an integral part of these consolidated financial statements.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2015	2014

ASSETS
Current assets:
Cash and equivalents	$2,100	$3,765
Account receivable, net of allowance for doubtful accounts of $1,880 and $2,170	8,462	8,272
Unbilled receivables	5,732	7,177
Other current assets	4,046	3,508
Deferred tax assets - current	385	385
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period	37	20
Total current assets	20,762	23,127

Net property and equipment	20,535	22,824
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period	531	681
Intangibles and other assets	41,768	42,004
Total assets	$83,596	$88,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,122	$20,233
Current liabilities related to discontinued operations	1,491	2,137
Total current liabilities	19,613	22,370

Long-term liabilities	16,861	19,341
Long-term liabilities related to discontinued operations	1,184	590
Total liabilities	37,658	42,301
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $851 and $803, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized; 11,535,367 and 11,476,485 shares issued, respectively; 11,527,725 and 11,468,843 shares outstanding, respectively	11	11
Additional paid-in capital	104,057	103,765
Accumulated deficit	(60,906)	(59,758)
Accumulated other comprehensive (loss) income	(81)	11
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	42,993	43,941
Non-controlling interest	1,660	1,109
Total stockholders' equity	44,653	45,050

Total liabilities and stockholders' equity	$83,596	$88,636